UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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APRIL 9, 2018
		AT OR FOR THE YEARS ENDED DECEMBER 31
			2017	2016	2015	2014
		Balance Sheet Data		(Dollars in thousands, except per share data)

We are pleased to invite you to our 127th Annual meeting to be held at 116 Vermont Route 15 West, Morrisville Vermont in the Charlmont Restaurant meeting room on May 16, 2018 at 3:00pm. We hope you will join us for the meeting as well as a reception immediately following. We always enjoy visiting with our long time shareholders as well as meeting newer ones.
Included with this "year in review" are the Proxy for the annual meeting as well as our Annual Report on Form 10-K for the year ended 2017. The Proxy and 10-K provide detailed financial information about your company. For those so inclined we direct your attention to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the 10-K. Though pretty dense, this section really outlines our financial story and provides context to the absolute numbers we present.
Highlights of the year ended December 31, 2017 compared to year ended December 31, 2016 include:
• Net income before taxes increased $943 thousand, or 8.5%, to $12.1 million.

• Net interest income increased $2.0 million, or 8.0% to $26.8 million.

• Net income for 2017 was $8.4 million, or $1.89 per share, compared to Net Income for 2016 of $8.5 million, or $1.91 per share, a slight decrease. This slight decrease in net income was caused by an increase in Federal Income Taxes caused by the Tax Cuts and Jobs Act being signed into law on December 22, 2017.

• Return on average common equity of 14.53% and return on average assets of 1.21%.

• Book value per common share increased 4.4% to $13.17 as of December 31, 2017.

• Total shareholders’ equity increased 4.5% to $58.8 million compared to December 31, 2016.

• Total Loans increased $53.6 million, or 9.9% to $595.4 million.

• Total Deposits increased $49.9 million, or 8.4% to $647.6 million.

• Net loan charge-offs were $39 thousand for the year ended December 31, 2017.

• Nonperforming loans were 0.28% of total loans.

Overall, the directors and management are pleased with our 2017 financial performance. We hope our shareholders are as well.
We are working on several projects in 2018 that are intended to help your company continue to grow in a profitable manner, and to enhance our customer’s experience accessing our services. An exciting example of this is our transition to a new digital and mobile banking platform. On March 13, 2018 we converted from our existing digital/mobile product to a new platform with many more features and functions, as well as better ease of use. As with any major conversion, there has been a significant amount of work on planning and preparing for this conversion. Our staff have been at it for over six months and have done a terrific job getting us to this point. Hopefully by the time you read this the conversion will be completed and most of the kinks worked out of the new product.
We would like to remind you of two shareholder services you may want to take advantage of. The first is our Dividend Reinvestment Program. With this program you may elect to have some or all of your dividends reinvested to buy additional shares of Union Bankshares, Inc. You may also elect to buy additional shares through this program, avoiding brokerage fees.
Second, you have the option of setting up a direct deposit of your dividend, avoiding having to wait for a check to arrive in the mail. Please contact Kristy Adams Alfieri at 802.888.0982 or kadamsalfieri@unionbankvt.com if you would like additional information regarding these services.
		Total assets	$745,831	$691,381	$628,879	$624,063
		Investment securities	66,439	66,555	59,327	52,964
		Loans and loans held for sale	594,562	541,093	506,141	490,721
		Allowance for loan losses	(5,408)	(5,247)	(5,201)	(4,694)
		Deposits	647,574	597,660	560,408	552,064
		Borrowed funds	31,581	31,595	9,564	15,118
		Stockholders' equity[1]	58,661	56,279	53,568	51,434

		Income Statement Data
		Total interest and dividend income	$29,017	$26,836	$25,144	$24,852
		Total interest expense	(2,255)	(2,061)	(2,025)	(2,155)
		Net interest and dividend income	26,762	24,775	23,119	22,697
		Provision for loan losses	(200)	(150)	(550)	(345)
		Noninterest income	9,395	10,140	9,792	8,909
		Noninterest expenses	(23,905)	(23,656)	(21,820)	(20,794)
		Income before provision for income taxes	12,052	11,109	10,541	10,467
		Provision for income taxes	(3,603)	(2,598)	(2,663)	(2,773)
		Net income	$8,449	$8,511	$7,878	$7,694

		Per Common Share Data
		Net income[2]	$1.89	$1.91	$1.77	$1.73
		Cash dividends paid	1.16	1.11	1.08	1.04
		Book value[1]	13.14	12.61	12.02	11.54

		Weighted average number of shares outstanding	4,462,192	4,459,001	4,458,037	4,458,393
Sincerely,		Number of shares outstanding	4,465,576	4,462,135	4,457,177	4,458,430

[1]Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale" and includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.

Kenneth D. Gibbons	David S. Silverman	[2]Computed using the weighted average number of shares outstanding for the period.
Chairman	President & CEO

2017 Year In Review	1	2	2017 Year In Review

Market for Union Bankshares Common Stock						Stock Performance Graph

On March 12, 2018, there were 4,465,647 shares of common stock outstanding held by 527 stockholders of record. The number of stockholders does not reflect the number of beneficial owners, including persons or entities who may hold the stock in nominee or “street name.” Union Bankshares’ common stock is listed on the NASDAQ Global Market trading under the symbol UNB. For shareholder assistance please contact Kristy Adams Alfieri at 802.888.0982 or our Transfer Agent, Broadridge Corporate Issuer Solutions, Inc., at 866.321.8022.

The following graph illustrates the annual percentage change in the cumulative total shareholder return of the Company’s common stock for the period of December 31, 2012 through December 31, 2017. For purposes of comparison, the graph illustrates comparable shareholder returns of the SNL Bank $500M-$1B Index and the NASDAQ Composite Index. The graph assumes a $100 investment on December 31, 2012 in each case and measures the amount by which the market value, assuming reinvestment of dividends, has changed during the five year period ended December 31, 2017.

UNION BANKSHARES COMMON STOCK						TOTAL RETURN PERFORMANCE

2017			2016
HIGH	LOW	DIVIDENDS	HIGH	LOW	DIVIDENDS
First Quarter			First Quarter
$45.55	$40.25	$0.29	$29.10	$27.06	$0.27
Second Quarter			Second Quarter
$48.70	$39.75	$0.29	$37.18	$28.26	$0.28
Third Quarter			Third Quarter
$49.95	$41.00	$0.29	$36.92	$33.69	$0.28
Fourth Quarter			Fourth Quarter
$55.00	$45.70	$0.29	$48.80	$32.75	$0.28

2017 Year In Review	3	4	2017 Year In Review

OFFICERS
New Digital Banking Service			Kristy Adams Alfieri - Administrative Officer
	liquidity, we look forward to continuing to meet the needs of our customers and communities that we serve.	DIRECTORS	Diana M. Ashley - Assistant Vice President
		Kenneth D. Gibbons - Chairman	Danika E. Barry - Credit Administrative Officer

Recently, Union Bank launched an exciting new online and mobile banking service to offer customers increased security, an enhanced interface and added functionality.

In addition to traditional features such as viewing balances, transferring funds and depositing checks, customers can now:

• Pay others using our new Person-to-Person payments.

• Move money to or from accounts at other banks.

• Aggregate accounts to view balances and transactions for accounts held at other financial institutions (e.g. credit cards, loans, deposits and investments).

• Use our new Personal Financial Management tools.

• Move, group and name accounts in ways that make sense to them.

• Access a full suite of bill pay options.

• Communicate with us via secure messages, which conveniently auto-fill key account or transaction information.

• Benefit from new advanced security features.
		Neil J. Van Dyke - Vice Chairman	Stacey M. Belanger - Asset Management Officer
		Steven J. Bourgeois	Rhonda L. Bennett - Vice President
		Dawn D. Bugbee	Karen L. Blanchard Smith - Assistant Vice President
	Mortgage Lending	John M. Goodrich	Sherrie A. Bull - Vice President
		Timothy W. Sargent	Karen R. Carlson - Vice President
		David S. Silverman	Stacey L.B. Chase - Vice President

2017 was another strong year for mortgage loan originations. In fact we had a record year in the ongoing revenue earned from servicing mortgage loans and in the volume of residential construction loans originated. Repeat customers, client referrals, strong relationships with builders and realtors, attractive products and outstanding customer service helped drive this successful performance.
The positive impact that Union Bank has made in the lives of first time home buyers has been regularly recognized by the US Department of Agriculture, Rural Development (RD). In addition, Union Bank is consistently one of the top Vermont Housing Finance Agency (VHFA) mortgage originators.
		John H. Steel	Barbara J. Churchill - Assistant Vice President
		Schuyler W. Sweet	Everett C. Comstock - Collections Officer
		OFFICERS	Jeffrey G. Coslett - Senior Vice President
Michael C. Curtis - Vice President
		Kenneth D. Gibbons - Chairman	Jennifer M. Degree - Assistant Vice President
		David S. Silverman - President & CEO	Ronald C. Dion - Vice President
		Karyn J. Hale - Chief Financial Officer	Jessica M. Eastman - Vice President
		John H. Steel - Secretary	Lisa R. Geraghty - Vice President
		Kristy Adams Alfieri - Assistant Secretary	Charles W. Goldstein - Assistant Vice President
		Jeffrey G. Coslett - Vice President	Don D. Goodhue - Vice President
Jonathan J. Gould - Senior Vice President
Melissa A. Greene - Vice President
Paul E. Grogan - Facilities Officer
Karyn J. Hale - Senior Vice President & CFO
Randy L. Hannett - Information Technology Officer
Robert D. Hofmann - Senior Vice President
		DIRECTORS	Patricia N. Hogan - Senior Vice President
	Deposit Accounts		Lura L. Jacques - Vice President
		Kenneth D. Gibbons - Chairman	Lynne P. Jewett - Vice President
		Neil J. Van Dyke - Vice Chairman	Therese H. Johansson - Vice President

Union Bank offers a range of deposit options to serve a wide variety of customers. In collaboration with other banks, we enable businesses, munici-palities, non-profits and individuals to conveniently access multi-million-dollar FDIC insurance coverage for CDs, money market, and demand sweep accounts. Our school-based Save for Success Program helps student depositors develop sound financial habits at a young age.
For those customers who bring larger deposit balances to the bank, we offer Advantage Banking. This package of services reward and retain these important depositors who contribute substantially to our ability to fund our extensive community lending activities. In 2017, our deposits grew by approximately $49.9 Million or 8.4%, in part due to our success attracting, expanding and retaining municipal banking relationships. For more information, please contact our Customer Care Team at 1.800.753.4343.
		Steven J. Bourgeois	Stephen H. Kendall - Senior Vice President
		Dawn D. Bugbee	Susan F. Lassiter - Vice President
Commercial and Municipal Services		John M. Goodrich	Edward L. Levite - Senior Loan Originator
		Nancy C. Putnam	Carrie R. Locklin - Vice President
		Timothy W. Sargent	John L. Malm - Vice President
		David S. Silverman	Debra J. Marcoux - Loan Servicing Officer

2017 was another solid year for our Commercial and Municipal Services Department. Our commercial and municipal loan portfolio increased by $38.4 million, or 11.9%, from 2016. We have an experienced Commercial Lending Team that actively seeks new commercial and municipal clients in the markets that we serve. This Team focuses on building long-term customer relationships to include deposits, loans, cash management and a variety of other services. The Commercial and Municipal Team continues to help drive the Bank’s financial results. With good asset quality, and strong capital and
		John H. Steel	Robyn A. Masi - Vice President
		Schuyler W. Sweet	Jessica L. Miller - Assistant Vice President
		REGIONAL ADVISORY BOARD MEMBERS	Melynda J. Miller - Assistant Vice President
Shane D. Mispel - Assistant Vice President
Samantha A. Norrie - Assistant Vice President
		Michael R. Barrett - St. Johnsbury	Tina L. Norton - Assistant Vice President
		Joel S. Bourassa - Northern New Hampshire	Lisa M. Patch - Commercial Loan Administrative Officer
		Steven J. Bourgeois - St. Albans	Chandra L. Pollard - Mortgage Loan Officer
		Stanley T. Fillion - Northern New Hampshire	Bradley S. Prior - Assistant Vice President
		Rosemary H. Gingue - St. Johnsbury	Craig S. Provost - Vice President
		John M. Goodrich - St. Johnsbury	Mira M. Rainville- Mortgage Underwriting Officer
		Richard L. Isabelle - St. Johnsbury	Timothy M. Ross - Vice President
		Christopher M. Knapp - Northern New Hampshire	Christine A. Sheley - Regional Vice President
		Coleen K. Kohaut - St. Albans	David S. Silverman - President & CEO
		Justin P. Lavely - St. Johnsbury	Abbie L. Small - Assistant Vice President
		Daniel J. Luneau - St. Albans	Judy R. Smith - Vice President
		Mary K. Parent - St. Johnsbury	Carol V. Stone - Assistant Vice President
		Samuel H. Ruggiano - St. Albans	Curtis C. Swan - Vice President
		David S. Silverman - All	Carrie W. Tallman - Assistant Vice President
		Schuyler W. Sweet - Northern New Hampshire	Linda M. Watson - Retail Credit Administrative Officer
Melyssa S. Whitcomb - Vice President
Suzanne M. Whitney - Marketing Officer

2017 Year In Review	5	6	2017 Year In Review

VERMONT

Barre	Loan Center
	14 North Main Street	802.476.0062
Danville	421 Route 2 East	802.684.2211
Fairfax	9 Ramsey Road	802.849.2600
Hardwick	103 VT Route 15 West	802.472.8100
Jeffersonville	5062 VT Route15	802.644.6600
Johnson	198 Lower Main Street	802.635.6600
Lyndonville	183 Depot Street	802.626.3100
Newport	Loan Center
	325 East Main Street	802.334.0750
Morrisville	20 Lower Main Street	802.888.6600
	65 Northgate Plaza	802.888.6860
St. Albans	15 Mapleville Depot	802.524.9000
St. Johnsbury	364 Railroad Street	802.748.3131
	325 Portland Street	802.748.3121
S. Burlington	Loan Center
	30 Kimball Avenue	802.865.1000
Stowe	47 Park Street	802.253.6600

NEW HAMPSHIRE
Groveton	3 State Street	603.636.1611
Lincoln	135 Main Street	603.745.4000
Littleton	263 Dells Road	603.444.7136
	76 Main Street	603.444.5321
N. Woodstock	155 Main Street	603.745.2488

UBLOCAL.com
1.800.753.4343 (toll free)